EXHIBIT 10.5

Director Form
Notice of Amendment to Option Rights
Introduction

You are receiving this notice because you are a participant in the Athersys, Inc. Long-Term Incentive Plan (including as amended or amended and restated, the “2007 Plan”), the BTHC VI, Inc. Equity Incentive Compensation Plan (the “EICP”), and/or the Athersys, Inc. 2019 Equity and Incentive Compensation Plan (the “2019 Plan,” and, together with the 2007 Plan and the EICP, the “Equity Plans”), under which the Company has granted one or more Option Rights (as defined in the applicable Equity Plan) to you. The Compensation Committee of the Board of Directors (the “Board”) of Athersys, Inc. (the “Company”) has amended certain terms of outstanding Option Rights under the Equity Plans to provide for additional post-service exercisability for participants who have been granted Option Rights and who voluntarily terminate their service with the Company following a significant tenure, as further described below.

Terms of Amended Option Rights
If you are a non-employee director of the Company, the following provisions shall apply to your Option Rights outstanding as of June 3, 2020. Each of your Option Rights outstanding as of June 3, 2020 shall continue to be governed by the applicable Evidence of Award (as defined in the applicable Equity Plan), as modified by this document. All terms of the applicable Evidence of Award(s) governing such Option Rights shall remain unchanged, provided that the terms governing the exercisability of such Option Rights are hereby amended as follows:
1.If you voluntarily cease to perform services for the Company or a Subsidiary, including if you die, in each case after you have provided at least 5 years of total service to the Company or a Subsidiary, your Option Rights that are then outstanding shall remain exercisable (to the extent vested) until, and shall be terminated on, the earlier of (a) the date that such Option Rights would have expired if you had remained in continuous service with the Company or a Subsidiary, and (b) the date that is 24 months after the date of your termination of service;
2.If you voluntarily cease to perform services for the Company or a Subsidiary, including if you die, in each case after you have provided at least 10 years of total service to the Company or a Subsidiary, your Option Rights that are then outstanding shall remain exercisable (to the extent vested) until, and shall be terminated on, the earlier of (a) the date that such Option Rights would have expired if you had remained in continuous service with the Company or a Subsidiary, and (b) the date that is 30 months after the date of your termination of service; and
3.Notwithstanding the foregoing, if the Evidence of Award (as defined in the applicable Equity Plan) governing your Option Rights provides for a longer period of exercisability than would be provided under items (1) or (2) above, as

EXHIBIT 10.5

Director Form
applicable, then the provisions of the applicable Evidence of Award will control for purposes of this notice with respect to such Option Rights.
General Provisions
To the extent not expressly amended hereby, all provisions of the applicable Evidence of Award(s) governing your Option Rights shall remain in full force and effect. This Notice of Amendment shall be taken together with, and shall service as an amendment to, the applicable Evidence of Award(s) governing your Option Rights.
To the extent any of your Option Rights are classified as nonqualified stock options, this Notice of Amendment and the changes described herein are automatically effective as of June 3, 2020.